Exhibit 99.1

Acacia Research Reports Fourth Quarter and Full-Year 2022 Financial Results
New York, NY, March 16, 2023 - Acacia Research Corporation (Nasdaq: ACTG) (“Acacia” or the “Company”) today reported financial results for the three months and full year ended December 31, 2022.
Key Business Highlights
•Completed an agreement to streamline the Company’s capital structure, further strengthen its financial position, and position it as a unique corporate acquisition platform with a strategic relationship to Starboard Value LP (“Starboard”).
•Gavin Molinelli, Partner and Portfolio Manager at Starboard, has joined Acacia’s Board of Directors (the “Board”) as Chairman.
•Completed Series A warrant exercise, raising $9.3 million net cash
•Executed a Rights offering (and concurrent private Rights offering), raising $79.1 million in net proceeds in the first quarter of 2023.
•Generated $13.1 million in consolidated revenue for the quarter, a decrease from $63.3 million in revenue in the same quarter last year.
•Recorded $10.9 million in realized gains from the sale of equity securities during the quarter, driven primarily by continued harvesting of gains in the Life Science Portfolio.
•Realized gains from the Life Science portfolio totaled $111.7 million for the year ended December 31, 2022, and unrealized losses from the Life Sciences portfolio totaled $247.1 million. Unrealized losses primarily relate to the reversal of prior period unrealized gains for Life Sciences Portfolio securities that were sold for a realized gain in 2022.
Fourth Quarter and Full Year 2022 Financial Highlights
(In millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(unaudited)
Intellectual property operations	$2.5	$51.3	$19.5	$76.0
Industrial operations	10.6	12.0	39.7	12.0
Total revenues	$13.1	$63.3	$59.2	$88.0
Operating (loss) income	$(14.5)	$31.3	$(40.1)	$14.5
Unrealized gains (losses) [1]	$2.5	$(28.0)	$(263.7)	$87.5
Realized gains	$10.9	$63.0	$125.3	$116.1
Non-cash derivative liability gain (loss) [2]	$(21.5)	$163.5	$13.1	$(40.4)
GAAP Net (loss) income	$(18.4)	$204.2	$(125.1)	$149.2
GAAP Diluted (loss) income per share	$(0.50)	$0.45	$(3.13)	$1.91

[1] Unrealized gains and (losses) are related to the change in fair value of equity securities as of the end of the reported period.
[2] The non-cash derivative liability gain (loss) is related to the change in fair value of Acacia’s Series A and B warrants and embedded derivatives.
Martin D. McNulty, Jr. “MJ”, Interim Chief Executive Officer, stated, “This was an eventful quarter, with Acacia executing the necessary steps to streamline our capital structure, all while navigating changes to our executive team and building a more effective deal team. We enter 2023 with the right structure and organization, well-positioned to take advantage of economic dynamics to acquire value-creating assets. In the last few months, since I became Interim CEO, we have significantly refined and improved our M&A processes and expanded our target pipeline, all while reducing our annualized general and administrative spending by approximately one-third. This cost rationalization should enable interest from our cash balances to fully support near-term operations.”
“We maintain rigor in our process, in terms of strategic fit and valuation” continued Mr. McNulty. “We expect the enhanced processes, the improved team, and the hard work of the past year to translate to results, though timing continues to require receptive counterparties and favorable market conditions. Acacia maintains a strong capital base and a talented team of professionals who are actively identifying, evaluating and advancing opportunities to expand our business.”
Fourth Quarter 2022 Financial Summary:
•Total revenues were $13.1 million, compared to $63.3 million in the same quarter last year.
◦Printronix generated $10.6 million in revenue in the quarter.
◦The Intellectual Property business generated $2.5 million in licensing and other revenue during the quarter, compared to $51.3 million in the same quarter last year.
•General and administrative expenses were $15.9 million, compared to $12.7 million in the same quarter of last year due to the inclusion of Printronix operating expenses for a full quarter and increased parent business development expense.
•Operating loss of $14.5 million, compared to an operating income of $31.3 million in the same quarter of last year, with the reduction due to lower intellectual property revenue and profit.
◦Printronix contributed $0.1 million in operating income.
•GAAP net loss of $18.4 million, or $0.50 per diluted share, compared to GAAP net income of $204.2 million, or $0.45 per diluted share, in the fourth quarter of last year.
◦Net loss included $10.9 million in realized gains and $2.5 million in unrealized gains related to the increase in share price of certain holdings, partially offset by the reversal of unrealized gains previously recorded for shares sold during the quarter for realized gains.
◦The Company recognized non-cash charge of $21.5 million related to the change in fair value of the Starboard warrants and embedded derivative liabilities. The increase in the liability is primarily due to a reduction in the exercise price of the Series B Warrants for the foregone time value of the Series B Warrants and the Preferred Stock, partially offset by a decrease in liability for the shortened term.
◦The fourth quarter included $9.2 million in non-recurring charges related to severance, legal and other professional fees associated with the recapitalization and Rights offering.
Full-Year 2022 Financial Summary:
•Total revenues were $59.2 million, compared to $88.0 million last year.
◦Printronix generated $39.7 million in revenue for the year.
◦The Intellectual Property business generated $19.5 million in licensing and other revenue, compared to $76.0 million last year.
•General and administrative expenses were $52.7 million, compared to $35.7 million last year due to the inclusion of Printronix operating expenses for a full year in 2022 and increased parent business development expense.
•Operating loss of $40.1 million, compared to an operating income of $14.5 million last year.
◦Printronix contributed $1.1 million in operating income.
•GAAP net loss of $125.1 million, or $3.13 per diluted share, compared to GAAP net income of $149.2 million, or $1.91 per diluted share, last year.
◦Net loss included $125.3 million in realized gains, offset by $263.7 million in unrealized losses, related to the decline in share price of certain holdings, as well as the reversal of unrealized gains previously recorded for shares sold during the year for realized gains.
◦The Company recognized non-cash income of $13.1 million related to the change in fair value of the Starboard warrants and embedded derivative liabilities due to the decline in Acacia’s stock price during the year, and the expiration of 68.5 million Series B warrants with a $5.25 cash exercise.
◦Last year, Acacia generated $176.9 million in proceeds from the life sciences portfolio.
Life Sciences Portfolio
Acacia has generated $504.3 million in proceeds from sales and royalties of the Life Sciences Portfolio through December 31, 2022, which was purchased for an aggregate price of $301.4 million. During the fourth quarter, Acacia fully exited its position in Oxford Nanopore, recognizing total gains of $168.7 million, including $10.6 million in the fourth quarter. The remaining positions in the Life Sciences Portfolio represent $68.4 million in book value as shown below:
Public Securities
Based on Market Value (at December 31, 2022)

Company	Ticker	Number of Shares	Value

Arix Bioscience plc	LSE: ARIX	33.0 mm	$42.7 mm
Total Public Holdings			$42.7 mm
Private Securities
Based on Cost or Equity Accounting Value (at December 31, 2022)

Company	Ownership Percentage	Value

Viamet Pharmaceuticals, Inc. [1]	26%
AMO Pharma	18%	$25.7 mm
NovaBiotics	4%
Total Private Holdings		$25.7 mm
(1) Viamet value is based on equity method accounting reflecting Acacia’s interest in Viamet through consolidation of MalinJ1 (net of noncontrolling interests).
“Our investment in Oxford Nanopore Technologies has been successful, generating significant absolute returns, and we have now fully exited our position,” added Mr. McNulty.
Balance Sheet and Capital Structure
•Cash, cash equivalents and equity investments measured at fair value totaled $349.4 million at December 31, 2022 compared to $670.7 million at December 31, 2021. During 2022, Acacia repaid $120.0 million in principal amount of Senior Secured Notes held by Starboard, and repurchased $51.0 million in Acacia shares.
•Equity securities without readily determinable fair value totaled $5.8 million at December 31, 2022, which amount was unchanged from December 31, 2021.
•Investment securities representing equity method investments totaled $19.9 million at December 31, 2022 (net of noncontrolling interests), compared to $19.9 million at December 31, 2021. All milestone payments earned by MalinJ1 through its interest in Viamet have been received. Acacia owns 64% of MalinJ1.
•Total indebtedness, which represents the Senior Secured Notes issued to Starboard, was $60.5 million at December 31, 2022. During the year, the Company repaid $120.0 million in Starboard Notes.
•The Company’s book value totaled $269.3 million, or $6.19 per share, at December 31, 2022, compared to $430.5 million, or $8.80 per share, at December 31, 2021. Acacia’s book value reflects the impact of the outstanding warrant and embedded derivative liabilities.
•Assuming the full impact of the recapitalization transactions under the recently announced agreement with Starboard, Acacia’s adjusted book value would rise to $515.7 million, or $5.18 per share, as adjusted to give effect to the transactions as if they had been completed as of December 31, 2022.
As Adjusted Book Value and Changes to Derivative Valuations
At December 31, 2022, book value was $269.3 million and there were 43.5 million shares of common stock outstanding, for a book value per share of $6.19, compared to $430.5 million, or $8.80 per share at December 31, 2021. The decrease in book value since December 31, 2021 is due to the decline in the fair value of certain assets. Total liabilities for warrants and convertible preferred stock to be eliminated upon exercise or expiration of all such warrants and convertible preferred stock were $101.6 million at December 31, 2022.
Book value and book value per share calculations are performed in accordance with GAAP. The calculation of book value under GAAP requires the Company to reflect the impact of liabilities associated with potential issuances of shares related to the exercise of the Company’s Series A and Series B warrants and conversion of the Company’s Series A preferred stock. The value of those liabilities varies over time based on fluctuations in the trading price of the Common Stock. The agreement reached with Starboard to streamline the Company’s capital structure and strengthen its financial position (the “recapitalization transactions”) is expected to eliminate all of these instruments over time, and will therefore eliminate the associated liabilities.
Management believes that providing investors with a presentation of adjusted book value and adjusted book value per share that reflect the anticipated impact of the completion of each component of the recapitalization transactions (as adjusted to give effect to the transaction as if they had been completed as of December 30, 2022) may assist investors in understanding the Company’s financial condition and capital structure (see below for a description of the material components of the recapitalization transactions). However, these adjusted calculations have limitations and should not be considered in isolation or as a substitute for the actual book value and book value per share amounts reflected in the Company’s balance sheet at December 31, 2022. These as adjusted calculations have been presented for informational purposes only and do not purport to project the future financial position of the Company. For example, there is considerable uncertainty regarding the timing and completion of the recapitalization transactions, and it is possible that certain aspects of the transactions will not be completed, or will be completed on terms that are different from the Company’s current expectations, which could result in material changes to the Company’s book value and book value per share calculations.
Book value at December 31, 2022 reflects the following:
•$60.0 million in principal amount of Senior Secured Notes issued to Starboard, all of which may be used to exercise Series B warrants at $3.65 per share;
•$35.0 million in face value ($19.9 million in book value) of Series A preferred stock issued to Starboard; and
•$101.6 million of warrants and embedded derivative liabilities associated with all preferred stock and warrants held by Starboard, to be eliminated upon exercise or expiration of all such warrants and preferred stock.
In connection with the expected recapitalization transactions with Starboard:
•In the first quarter of 2023, Starboard purchased 15.0 million new shares in a private rights offering, at $5.25 per share, for total proceeds of $78.8 million;
•$35.0 million in face value of Series A preferred stock will be eliminated, and 9.6 million shares of common stock will be issued in June 2023, following approval by stockholders at Acacia’s Annual Meeting of Stockholders of the removal of the “4.89% blocker” provision contained therein;
•$60.5 million of liabilities attributable to the Senior Secured Notes will be eliminated, and Starboard will invest an additional $55.0 million in cash related to the Series B warrant exercise, and 31.5 million shares of common stock will be issued in July 2023;
•$101.6 million of warrant and embedded derivative liabilities attributable to the Series B warrants and Series A preferred stock will be eliminated by July 2023;
•Acacia will pay Starboard a total of $66.0 million as consideration for early exercise of the Series B warrants, and convertible preferred stock, by July 2023; and
•Acacia will incur transaction costs associated with the negotiation and consummation of the recapitalization transactions.
The expected impact of the completion of the recapitalization transactions would be an incremental $246.4 million in book value, and an incremental 56.2 million of shares outstanding. Assuming such completion, adjusted book value as adjusted to give effect to the transaction as if it had been completed on December 31, 2022 would be $515.7 million, and diluted shares outstanding would be 99.6 million, resulting in adjusted book value per share of $5.18 at December 31, 2022.

See Attachment A which illustrates the anticipated sequential impact of each component of the recapitalization transactions on book value and book value per share as adjusted to give effect to the transactions as if they had been completed on December 31, 2022 through the expected date of completion of such transactions through July 2023.
In previous quarterly reports, prior to the approval of the recapitalization transactions, Acacia had presented a similar adjusted book value per share calculation assuming the exercise of all outstanding Series A and Series B warrants, as well as the conversion of the Series A preferred stock. This resulted in a reported adjusted book value per share of $5.22 at

September 30, 2022, $5.87 at June 30, 2022, $5.91 at March 31, 2022, and $6.51 at December 31, 2021. The $5.25 per share cash exercise feature of 68.5 million Series B warrants expired on October 28, 2022.
Share Repurchase Program
During the year ended December 31, 2022, the Company completed a total of $51.0 million stock repurchases by acquiring 10.8 million shares at an average price of $4.72 per share. With the completion of the previously authorized program, the Board will continue to evaluate uses of capital in the future.
Investor Conference Call
The Company will host a conference call today, March 16, 2023 at 11 a.m. Eastern Time (8 a.m. Pacific Time).
To access the live call, please dial 888-506-0062 (U.S. and Canada) or 973-528-0011 (international) and if requested, reference conference ID 536777. The conference call will also be simultaneously webcasted on the investor relations section of the Company’s website at http://www.acaciaresearch.com under Events & Presentations. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for at least 30 days.
About the Company
Acacia is an opportunistic capital platform with a strategy to purchase businesses based on the differentials between public and private market valuations. Acacia leverages its (i) disciplined focus on identifying opportunities where it can be an advantaged buyer, initiate a transaction opportunity spontaneously, avoid a traditional sale process and complete the purchase of a business, division or other asset at an attractive price, (ii) willingness to invest across industries and in off-the-run, often misunderstood assets that suffer from a complexity or multi-factor discount, (iii) relationships and partnership abilities across functions and sectors, and (iv) strong expertise in corporate governance and operational transformation. Acacia seeks to identify opportunities where it believes it is an advantaged buyer, where it can avoid structured sale processes and create the opportunity to purchase businesses, divisions and/or assets of companies at an attractive price due to Acacia’s unique capabilities, relationships or expertise, or Acacia believes the target would be worth more to it than to other buyers. Additional information about Acacia and its subsidiaries is available at www.acaciaresearch.com.
Additional Information and Where to Find It
This communication may be deemed solicitation material in respect of a proposal related to the proposed recapitalization transactions between the Company and Starboard. This communication does not constitute a solicitation of any vote or approval. In connection with the proposal, the Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposal. This document is not a substitute for the proxy statement or any other proxy materials that may be filed by the Company with the SEC. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement and other proxy materials (when available) through the website maintained by the SEC at www.sec.gov or on the Company’s investor relations website at https://www.acaciaresearch.com/#InvestorRelations as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.
No Offer or Solicitation
This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Participants in the Solicitation
The Company and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposal related to the recapitalization transactions. Security holders may obtain information regarding the names, affiliations and interests of the

Company’s directors and executive officers in the Company’s Annual Report on Form 10-K filed on March 17, 2022 (the “Annual Report”). To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Annual Report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposal related to the recapitalization transactions will be included in the proxy statement relating to the Company’s 2023 annual meeting of stockholders when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the Company’s website at https://www.acaciaresearch.com/#InvestorRelations.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations and speak only as of the date hereof. This news release attempts to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or other forms of these words or similar words or expressions or the negative thereof, although not all forward-looking statements contain these terms. The Company’s actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the Company’s ability to successfully implement its strategic plan, the ability to complete the transactions contemplated by the Recapitalization Agreement and changes to our relationship and arrangements with Starboard Value LP, the ability to successfully identify and complete strategic acquisitions of businesses, divisions, and/or assets, the ability to successfully develop licensing programs and attract new business, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, general economic conditions, including the impact of the COVID-19 pandemic, and the success of the Company’s investments. The Company’s Annual Report on Form 10-K, and other SEC filings discuss some of the important risks and uncertainties that may affect the Company’s business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.
The results achieved by the Company in prior periods are not necessarily indicative of the results to be achieved by us in any subsequent periods. It is currently anticipated that the Company’s financial results will vary, and may vary significantly, from quarter to quarter.
Investor Contact:
FNK IR
Rob Fink, 646-809-4048
rob@fnkir.com

ACACIA RESEARCH CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$287,786	$308,943
Equity securities	61,608	361,778
Equity securities without readily determinable fair value	5,816	5,816
Equity method investments	30,934	30,934
Accounts receivable, net	8,231	9,517
Inventories	14,222	8,930
Prepaid expenses and other current assets	19,388	4,764
Total current assets	427,985	730,682

Long-term restricted cash	—	418
Property, plant and equipment, net	3,537	4,183
Goodwill	7,541	7,470
Other intangible assets, net	36,658	48,793
Leased right-of-use assets	2,005	2,027
Other non-current assets	5,202	5,283
Total assets	$482,928	$798,856

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,036	$5,440
Accrued expenses and other current liabilities	14,058	6,227
Accrued compensation	4,737	3,698
Royalties and contingent legal fees payable	699	2,463
Deferred revenue	1,229	1,114
Senior secured notes payable	60,450	181,248
Total current liabilities	87,209	200,190

Deferred revenue, net of current portion	568	581
Series A warrant liabilities	—	11,291
Series A embedded derivative liabilities	16,835	18,448
Series B warrant liabilities	84,780	96,378
Long-term lease liabilities	1,873	2,027
Deferred income tax liabilities, net	742	18,552
Other long-term liabilities	1,675	6,161
Total liabilities	193,682	353,628

Commitments and contingencies

Series A redeemable convertible preferred stock, par value $0.001 per share; stated value $100 per share; 350,000 shares authorized, issued and outstanding as of December 31, 2022 and 2021; aggregate liquidation preference of $35,000 as of December 31, 2022 and 2021	19,924	14,753

Stockholders' equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.001 per share; 300,000,000 shares authorized; 43,484,867 and 48,807,748 shares issued and outstanding as of December 31, 2022 and 2021, respectively	43	49
Treasury stock, at cost, 16,183,703 and 5,388,469 shares as of December 31, 2022 and 2021, respectively	(98,258)	(47,281)
Additional paid-in capital	663,284	648,389
Accumulated deficit	(306,789)	(181,724)
Total Acacia Research Corporation stockholders' equity	258,280	419,433

Noncontrolling interests	11,042	11,042

Total stockholders' equity	269,322	430,475

Total liabilities, redeemable convertible preferred stock, and stockholders' equity	$482,928	$798,856

ACACIA RESEARCH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)

Revenues:
Intellectual property operations	$2,511	$51,258	$19,508	$76,043
Industrial operations	10,610	12,004	39,715	12,004
Total revenues	13,121	63,262	59,223	88,047

Costs and expenses:
Cost of revenues - intellectual property operations	3,549	10,166	18,029	28,691
Cost of sales - industrial operations	5,927	7,407	19,359	7,407
Engineering and development expenses - industrial operations	135	200	626	200
Sales and marketing expenses - industrial operations	2,192	1,538	8,621	1,538
General and administrative expenses	15,867	12,652	52,680	35,666
Total costs and expenses	27,670	31,963	99,315	73,502
Operating (loss) income	(14,549)	31,299	(40,092)	14,545

Other (expense) income:
Equity securities investments:
Change in fair value of equity securities	2,507	(27,982)	(263,695)	87,527
Gain on sale of equity securities	10,884	63,005	125,318	116,129
Earnings on equity investment in joint venture	(404)	793	42,531	3,530
Net realized and unrealized (loss) gain	12,987	35,816	(95,846)	207,186
Change in fair value of investment	—	—	—	(2,752)
Gain on sale of investment	—	—	—	3,591
Change in fair value of the Series A and B warrants and embedded derivatives	(21,488)	163,458	13,102	(40,408)
Loss on foreign currency exchange	1,208	104	(3,324)	(89)
Interest expense on Senior Secured Notes	(900)	(2,780)	(6,432)	(7,922)
Interest income and other, net	2,351	366	5,442	501
Total other (expense) income	(5,842)	196,964	(87,058)	160,107

(Loss) income before income taxes	(20,391)	228,263	(127,150)	174,652

Income tax benefit (expense)	1,812	(23,756)	16,211	(24,287)

Net (loss) income including noncontrolling interests in subsidiaries	(18,579)	204,507	(110,939)	150,365

Net income attributable to noncontrolling interests in subsidiaries	193	(262)	(14,126)	(1,168)

Net (loss) income attributable to Acacia Research Corporation	$(18,386)	$204,245	$(125,065)	$149,197

(Loss) income per share:
Net (loss) income attributable to common stockholders - Basic	$(20,528)	$167,832	$(133,035)	$118,804
Weighted average number of shares outstanding - Basic	41,361,988	48,909,769	42,460,504	48,797,290
Basic net (loss) income per common share	$(0.50)	$3.43	$(3.13)	$2.43
Net (loss) income attributable to common stockholders - Diluted	$(20,528)	$42,419	$(133,035)	$188,224
Weighted average number of shares outstanding - Diluted	41,361,988	93,975,760	42,460,504	98,470,870
Diluted net (loss) income per common share	$(0.50)	$0.45	$(3.13)	$1.91

Attachment A

The following table illustrates the anticipated sequential impact of each component of the recapitalization transactions on book value as of December 31, 2022 on an as adjusted basis to give effect to each such component of the recapitalization as if it had been completed as of December 31, 2022:

As Adjusted Book Value at 12/31/2022		Rights Offering		Series A Preferred Conversion			Series B Warrant Transactions
$ Millions	Basic	Rights Offering	12/31/22 As Adjusted	Series A Preferred Converted	Remove Liability	12/31/22 As Adjusted	Senior Secured Notes Converted	Series B Warrants Exercised	Series B Payment*	Transaction Fees	Remove Liability	12/31/22 As Adjusted

Cash and cash equivalents	287.8	79.1	366.9			366.9	(0.5)	55.0	(66.0)	(3.2)		352.2
Equity securities at fair value	61.6		61.6			61.6						61.6
Equity securities without readily determinable fair value	5.8		5.8			5.8						5.8
Investment securities - equity method investments	30.9		30.9			30.9						30.9
Other assets	96.8		96.8			96.8						96.8
Total assets	482.9	79.1	562.0	—	—	562.0	(0.5)	55.0	(66.0)	(3.2)	—	547.3

Notes payable	(60.5)		(60.5)			(60.5)	60.5					—
Warrant and derivative liabilities	(101.6)		(101.6)		16.8	(84.8)					84.8	—
Other liabilities	(31.6)		(31.6)			(31.6)						(31.6)
Total liabilities	(193.7)	—	(193.7)	—	16.8	(176.8)	60.5	—	—	—	84.8	(31.6)

Preferred stock	(19.9)		(19.9)	19.9		—						$—
Total liabilities and preferred stock	(213.6)	—	(213.6)	19.9	16.8	(176.8)	$60.5	$—	$—	$—	$84.8	$(31.6)

Book value - stockholders equity	269.3	79.1	348.4	19.9	16.8	385.2	60.0	55.0	(66.0)	(3.2)	84.8	515.7
Shares outstanding - basic	43.5	15.1	58.6	9.6	—	68.1	16.4	15.1	—	—	—	99.6
Book value per share												5.18

KPIs:
Cash and cash equivalents	287.8		366.9			366.9						352.2
Cash and equity securities at fair value	349.4		428.5			428.5						413.8
Cash and equity securities at fair value / share												4.15

*Note: This amount reflects of the $66.0 million payment the Company intends to make to Starboard in consideration for the early exercise of the Series B warrants, and convertible preferred stock.